Exhibit-99.1
CONTACT:
Katherine Piscopo Stein
DealerTrack
(888) 450-0478
investorrelations@dealertrack.com
Stephanie Lowenthal
RF|Binder Partners
(212) 994-7619
stephanie.lowenthal@rfbinder.com
DEALERTRACK HOLDINGS REPORTS FIRST QUARTER 2008
FINANCIAL RESULTS AND REVISED GUIDANCE FOR THE
FULL YEAR 2008
Lake Success, NY, May 6, 2008 — DealerTrack Holdings, Inc. (Nasdaq: TRAK) today reported financial results for the quarter ended March 31, 2008 and revised its guidance for the full year 2008.
GAAP Results for First Quarter 2008
▪	Revenue for the quarter was $64.3 million, a 24 percent increase from $51.7 million for the first quarter of 2007.
▪	GAAP net income for the quarter was $2.3 million, compared to $4.8 million for the first quarter of 2007.
▪	GAAP diluted net income per share for the quarter was $0.05, compared to $0.12 per share for the first quarter of 2007.
Non-GAAP Results for First Quarter 2008
▪	EBITDA for the quarter was $13.3 million, compared to $14.6 million for the first quarter of 2007. EBITDA for the quarter includes $3.7 million in costs resulting from pending litigation and professional fees associated with an acquisition the company chose not to complete.
▪	Cash net income for the quarter was $9.3 million, compared to $9.5 million for the first quarter of 2007.
▪	Diluted cash net income per share for the quarter was $0.22, compared to $0.24 per share for the first quarter of 2007.
Included in GAAP net income and Cash net income for the first quarter of 2008 are $2.3 million (net of taxes) in legal fees resulting from pending litigation and professional fees associated with an acquisition the company chose not to complete. Both GAAP and Cash diluted net income per share were unfavorably impacted by $0.05 as a result of these charges.

EBITDA is a non-GAAP financial measure that represents GAAP earnings excluding interest, taxes, depreciation and amortization expenses. Cash net income is a non-GAAP financial measure that represents GAAP net income before non-cash stock-based compensation expense (net of taxes) and amortization of acquired identifiable intangibles (net of taxes). See “Non-GAAP Financial Measures” below for a further discussion of EBITDA and cash net income, and refer to Attachment 4 of this press release for reconciliations of GAAP financial measures to non-GAAP financial measures.
“Our 24% revenue growth over the first quarter of 2007 demonstrates DealerTrack’s ability to generate strong revenue growth even in the face of macro economic headwinds. We have seen a shift in credit practices by certain of our financing source customers. These customers have purposefully reduced the number of dealers they service in an effort to curtail their credit origination volume. This reduction in the number of loans that financing sources are willing to compete for has resulted in a decrease in transaction volume of up to 30% from these financing source customers. Despite these factors, the strength of our model and the value of our offerings enabled us to continue grow in both the transaction and subscription side of our business,” said Mark O’Neil, Chairman and Chief Executive Officer of DealerTrack. “In addition, we believe that our investments in 2008 in new products and services position us for strong growth in the future”.
“Our financial performance in the quarter was directly impacted by charges of $3.2 million relating to our outstanding patent litigation and $0.5 million associated with an acquisition that the company chose not to complete. Combined, these same expenses amounted to only $0.6 million in the first quarter of 2007.” O’Neil continued, “The litigation charges are not expected to continue past the third quarter of this year.”
Business Statistics
There were 22,457 active dealers in the DealerTrack network as of March 31, 2008. The number of active financing sources in the DealerTrack network as of March 31, 2008 reached 503, up 46% percent from 344 a year earlier. Transactions processed in the network for the first quarter were approximately 23.9 million, an increase from approximately 22.7 million for the first quarter of 2007. The number of revenue-generating subscriptions as of March 31, 2008 was 30,098, a 29% percent increase from 23,267 at the end of the first quarter of 2007.
Guidance for 2008 Annual Performance
Our revised guidance reflects the decrease in transaction volume by many subprime lenders and includes our lowered expectation for interest income, previously estimated at $9.8 million, now estimated at $5.4 million for the year. Also reflected is the year to date auto sales including April’s Seasonally Adjusted Annual Rate (SAAR) of 14.4 million units. Our revised guidance for the full year 2008 as follows:

Expected GAAP Results
▪	Revenue for the year is expected to be between $268 million and $272 million compared to the previous estimate of $270 million to $276 million.
▪	GAAP net income for the year is expected to be between $21.0 million and $22.6 million, compared to the previous estimate of $24.8 million to $26.2 million.
▪	Diluted GAAP net income per share for the year is expected to be between $0.48 and $0.52 compared to the previous estimate of $0.56 to $0.60.
Expected Non-GAAP Results
▪	EBITDA for the year is expected to be between $67.3 and $70.0 compared to the previous estimate of $71.2 million to $73.5 million.
▪	Cash net income for the year is expected to be between $45.8 and $47.4 as compared to the previous estimate given of $50.4 million to $51.8 million.
▪	Diluted cash net income per share for the year is expected to be between $1.06 and $1.10 as compared to the previous estimate given of $1.14 to $1.18.
Our revised guidance includes an expected reduction in interest income of $2.7 million (net of taxes), $0.3 million (net of taxes) for professional fees associated with an acquisition we chose not to complete and $0.3 million related to an increase in the expected effective tax rate to approximately 40%. Collectively, these items have a negative impact of approximately $0.08 on our per diluted share earnings guidance for the full year of 2008.
This guidance assumes 43.3 million weighted average diluted shares outstanding. Our guidance for 2008 does not take into account any shares that may be repurchased in conjunction with the stock repurchase plan previously approved by the Board of Directors.
“Although a number of manufacturers still maintain a 2008 forecast of 15.5 million new vehicle sales, our revised guidance is based upon the lending and sales environments we saw in the first four months of 2008. Additionally we see a reduction in interest income due to the current interest rate environment,” said Mark O’Neil, Chairman and Chief Executive Officer of DealerTrack. “While we have not yet been able to repurchase stock during the past month due to legal restrictions, we remain committed to repurchasing stock in the open market and expect the $75 million stock repurchase program authorized by our Board of Directors to begin shortly.”
DealerTrack will host a conference call to discuss its first quarter 2008 results and other matters on May 6, 2008 at 5:00 p.m. Eastern Time. The conference call will be webcast live on the Internet at http://ir.dealertrack.com/eventdetail.cfm?eventid=52821. In addition, a live audio of the call will be accessible to the public by calling 877-548-7912 (domestic) or 719-325-4916 (international); no access code is necessary. Callers should dial in approximately 10 minutes before the call begins. A replay will be available on the DealerTrack website until May 16, 2008.

Non-GAAP Financial Measures
In this release, the Company’s EBITDA and cash net income disclosures are not presented in accordance with generally accepted accounting principles (GAAP) and are not intended to be used in lieu of GAAP presentations of net income. EBITDA represents GAAP earnings excluding interest, taxes, depreciation and amortization expenses. Cash net income represents net income excluding stock-based compensation expense (net of taxes) and amortization of acquired intangibles (net of taxes). EBITDA and cash net income are presented because management believes they provide additional information with respect to the performance of our fundamental business activities and are also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. Management believes the EBITDA and cash net income information is useful to investors for these reasons. EBITDA and cash net income are non-GAAP financial measures and should not be viewed as an alternative to GAAP measures of performance. Management believes the most directly comparable GAAP financial measure for EBITDA and cash net income is GAAP net income and has provided a reconciliation of EBITDA to GAAP net income, and cash net income to GAAP net income, in Attachment 4 to this press release.
About DealerTrack (www.dealertrack.com)
DealerTrack Holdings, Inc. (Nasdaq: TRAK) is a leading provider of on-demand software and data solutions for the U.S. automotive industry. Our solutions enable dealers to receive consumer leads, submit credit applications, compare financing and leasing options, sell insurance, vehicle accessories and other aftermarket products, document compliance, and execute financing contracts electronically. In addition, the DealerTrack Arkona dealer management system (DMS) is used by dealerships nationwide. Over 22,000 dealers, 500 financing sources and many other service and information providers are active in the DealerTrack network. For more information visit www.dealertrack.com.
Safe Harbor for Forward-Looking and Cautionary Statements
Statements in this press release regarding DealerTrack’s expected 2008 performance, the development, expansion and benefits of DealerTrack’s network, products and services, DealerTrack’s growth expectations, the status of outstanding litigation, the repurchase of DealerTrack’s stock pursuant to a stock repurchase program and all other statements in this release other than the recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of DealerTrack to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.
Factors that might cause such a difference include: increased competitive pressure from other industry participants, the inability to execute any element of DealerTrack’s business strategy, including selling additional products and services to existing and new customers; the integration of recent acquisitions and the expected benefits, as well as the integration and expected benefits of any future acquisitions that DealerTrack may pursue; DealerTrack’s success in expanding its customer base and product and service offerings; the impact of the automotive retail industry on DealerTrack’s business; the impact of some vendors of software products for automotive dealers making it more difficult for our customers to use our products and services; the timing, cost and extent of litigation, the impact of general economic trends, including interest rates, as well as the trends in the automotive industry, and other risks listed in DealerTrack’s reports filed with the Securities and Exchange Commission (SEC), including its 2007 Form 10-K. These filings can be found on DealerTrack’s website at www.dealertrack.com and the SEC’s website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and DealerTrack disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

Attachment (1) Actual Results: Three-Month Period
DEALERTRACK HOLDINGS, INC.
Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Net revenue	$64,308	$51,725

Cost of revenue	28,612	21,300
Product development	3,142	2,380
Selling, general and administrative	29,732	21,248

Total operating costs and expenses	61,486	44,928

Income from operations	2,822	6,797

Interest income, net	1,471	1,469

Income before provision for income taxes	4,293	8,266
Provision for income taxes	(1,955)	(3,441)

Net income	$2,338	$4,825

Basic net income per share	$0.06	$0.12
Diluted net income per share	$0.05	$0.12
Weighted average shares outstanding	41,636,035	38,625,215
Weighted average shares outstanding assuming dilution	42,882,662	40,231,194

EBITDA (Non-GAAP) (a)	$13,344	$14,643
EBITDA margin (Non-GAAP) (b)	21%	28%
Cash net income (Non-GAAP) (a)	$9,308	$9,506
Diluted cash net income per share (Non-GAAP)	$0.22	$0.24

(a)	See Reconciliation Data in Attachment 4.

(b)	Represents EBITDA as a percentage of net revenue.

Attachment (2) Condensed Consolidated Balance Sheet
DEALERTRACK HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2008	2007
ASSETS
Cash, cash equivalents and short-term investments	$206,747	$220,144
Accounts receivable, net	27,105	26,957
Prepaid expenses and other current assets	10,680	11,132

Total current assets	244,532	258,233

Non-current investments available-for-sale	18,214	—
Property and equipment, net	12,515	12,792
Software and web site development costs, net	10,972	10,771
Intangible assets, net	62,321	69,528
Goodwill	116,733	117,702
Deferred taxes and other long-term assets	14,519	13,900

Total assets	$479,806	$482,926

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$20,915	$28,676
Deferred revenue	4,876	4,016
Due to acquirees and other current liabilities	2,092	2,731

Total current liabilities	27,883	35,423
Long-term liabilities	8,856	9,141

Total liabilities	36,739	44,564
Total stockholders’ equity	443,067	438,362

Total liabilities and stockholders’ equity	$479,806	$482,926

Attachment (3) Summary Cash Flow Information
DEALERTRACK HOLDINGS, INC.
Summary Cash Flow Information
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Net cash provided by operating activities	$8,983	$5,458

Net cash provided by (used in) investing activities (a)	$146,902	$(21,845)

Net cash provided by financing activities	$710	$2,257

(a)	For the three months ended March 31, 2008, net cash provided by investing activities includes $151.1 million in net sales of auction rate securities that are invested in tax-exempt and tax-advantaged securities. For the three months ended March 31, 2007, net cash used in investing activities included $17.8 million in net sales of auction rate securities that were invested in tax-exempt and tax-advantaged securities.

Attachment (4) Reconciliation Data
DEALERTRACK HOLDINGS, INC.
Reconciliation of GAAP Net Income to Non-GAAP EBITDA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
GAAP net income	$2,338	$4,825

Interest income	(1,563)	(1,531)

Interest expense	92	62

Provision for income taxes	1,955	3,441

Depreciation and amortization	2,896	2,276

Amortization of acquired identifiable intangibles	7,626	5,570

EBITDA (Non-GAAP)	$13,344	$14,643

DEALERTRACK HOLDINGS, INC.
Reconciliation of GAAP Net Income to Non-GAAP Cash Net Income
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
GAAP net income	$2,338	$4,825

Non-cash stock-based compensation charges, net of taxes	2,160	1,295

Amortization of acquired identifiable intangibles, net of taxes	4,810	3,386

Cash net income (Non-GAAP)	$9,308	$9,506

DEALERTRACK HOLDINGS, INC.
Reconciliation of Forward-Looking GAAP Net Income
to Forward-looking Non-GAAP EBITDA
(Dollars in millions)
(Unaudited)

	Year Ending
	December 31, 2008
	Expected Range
GAAP net income	$21.0	$22.6

Interest income	(5.4)	(5.4)

Interest expense	0.4	0.4

Provision for income taxes	14.1	15.2

Depreciation and amortization	12.9	12.9

Amortization of acquired identifiable intangibles	24.3	24.3

EBITDA (Non-GAAP)	$67.3	$70.0

DEALERTRACK HOLDINGS, INC.
Reconciliation of Forward-looking GAAP Net Income to
Forward-looking Non-GAAP Cash Net Income
(Dollars in millions)
(Unaudited)

	Year Ending
	December 31, 2008
	Expected Range
GAAP net income	$21.0	$22.6

Non-cash stock-based compensation charges, net of taxes	9.4	9.4

Amortization of acquired identifiable intangibles, net of taxes	15.4	15.4

Cash net income (Non-GAAP)	$45.8	$47.4

Attachment (5) Summary of Business Statistics (Unaudited)
DEALERTRACK HOLDINGS, INC.

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2008	2007	2007	2007	2007
Active dealers (a)	22,457	22,043	22,551	22,630	22,642

Active financing sources (b)	503	465	427	380	344

Transactions processed (c) (in thousands)	23,889	20,836	23,810	23,498	22,725

Product subscriptions (d)	30,098	28,966	27,469	25,621	23,267

(a)	We consider a dealer to be active as of a date if the dealer completed at least one revenue-generating credit application processing transaction using the DealerTrack network during the most recently ended calendar month.

(b)	We consider a financing source to be active in our network as of a date if it is accepting credit application data electronically from dealers in the DealerTrack network.

(c)	Represents revenue-generating transactions processed in the DealerTrack, DealerTrack Digital Services and DealerTrack Canada networks at the end of a given period.

(d)	Represents revenue-generating subscriptions in the DealerTrack and DealerTrack Canada networks at the end of a given period.

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2008	2007	2007	2007	2007
Transaction revenue (in thousands)	$38,167	$35,330	$39,096	$38,596	$34,290

Subscription revenue (in thousands)	$22,386	$21,470	$20,378	$17,444	$15,769

Other revenue (in thousands)	$3,755	$3,942	$3,397	$2,467	$1,666

Average transaction price (a)	$1.60	$1.70	$1.64	$1.64	$1.51

Average subscription price (b)	$251	$253	$256	$238	$234

(a)	Calculation includes revenue from ALG transactions that were not processed within the DealerTrack, DealerTrack Digital Services or DealerTrack Canada networks.

(b)	Calculation includes revenue for Chrome and ALG subscriptions that were outside of the DealerTrack network.